Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Helen Rowan	904-357-9806

For release at 8 a.m. EDT

Rayonier Reports First Quarter Results

JACKSONVILLE, FL, April 24, 2012 - Rayonier (NYSE:RYN) today reported first quarter 2012 net income of $53 million, or 42 cents per share, compared to $58 million, or 47 cents per share, in the prior year period.
Cash provided by operating activities was $111 million compared to $116 million in first quarter 2011. Cash available for distribution (“CAD”)1 was $87 million versus $88 million in first quarter 2011. (See Schedule D for more details.)
“We are pleased with our first quarter results which were better than expected and create a solid base for full year performance,” said Paul G. Boynton, President and CEO. “In Forest Resources, we increased harvest volumes to take advantage of stronger pulpwood markets in the Atlantic region and successfully integrated the 320,000 acres of timberlands acquired last year. In Performance Fibers, we implemented our previously announced cellulose specialties price increases, driven by continued strong demand, and executed planned maintenance shutdowns at both of our manufacturing facilities.
“In February, Moody's Investors Services raised our investment grade debt rating to 'Baa1.' In March, we successfully issued $325 million of 3.75% Senior Notes due in 2022. With our strong liquidity, balance sheet and cash flow, we are well positioned to pursue growth initiatives,” added Boynton.

Forest Resources
Sales of $52 million were $4 million above the prior year period, while operating income of $8 million decreased $3 million. In the Atlantic region, results improved due to stronger pulpwood demand, while in the Gulf States region earnings increased due to higher volumes from the 2011 timberland acquisitions. In the Northwest U.S. and New Zealand, results declined reflecting lower log shipments to China, as expected. The Northern region results also reflect higher fuel and logging costs.

Real Estate
Sales of $13 million and operating income of $6 million were both $1 million below the prior year period. In first quarter 2012, average price per acre was slightly below the prior year period mainly due to geographic mix.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Performance Fibers
Sales of $251 million were consistent with the prior year period, while operating income of $81 million was $5 million higher. Cellulose specialties price increases more than offset higher production costs and a decline in absorbent materials prices due to weaker demand. Also impacting 2012 results were lower volumes for both cellulose specialties and absorbent materials due to the timing of customer orders.

Other Items
Corporate and other operating expenses were $3 million above the prior year period primarily due to the recognition of stock-based compensation expense associated with Lee Thomas' retirement.
Interest and other expenses were slightly below the prior year period due to lower cost of borrowings and higher capitalized interest related to the cellulose specialties expansion project.
The first quarter effective tax rate was 25.9 percent compared to 21.7 percent in 2011. The increased tax rate was due to expected proportionately higher earnings from our taxable REIT subsidiaries in 2012.

Outlook
“We are well positioned for another strong operating year in 2012,” added Boynton. “In Forest Resources, we will continue capitalizing on local market opportunities in our Atlantic and Gulf regions, while in the Northwest we plan to increase harvest volumes as Asian markets improve. In Performance Fibers, we anticipate another record year driven by strong cellulose specialties markets and we are on track to complete our cellulose specialties expansion project by mid-2013, as planned. We expect full year earnings to be comparable to 2011, excluding special items, and CAD to range from $285 million to $310 million, substantially above our dividend,” Boynton concluded.

Further Information
A conference call will be held on Tuesday, April 24, 2012 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which continues to impact many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets, particularly in our Performance Fibers business; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related weather changes and legislative initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2012 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Sales	$355.8	$388.4	$357.7
Costs and expenses
Cost of sales	253.3	287.3	257.5
Selling and general expenses	19.6	18.4	16.4
Other operating (income) expense, net (a)	(1.1)	1.4	(3.8)
Operating income (a)	84.0	81.3	87.6
Interest expense	(11.8)	(12.5)	(13.3)
Interest and other (expense) income, net	(0.1)	(0.1)	0.2
Income before taxes	72.1	68.7	74.5
Income tax expense	(18.7)	(12.5)	(16.1)
Net income	$53.4	$56.2	$58.4
Net Income per Common Share (b):
Basic
Net Income	$0.44	$0.46	$0.48
Diluted
Net Income	$0.42	$0.45	$0.47
Pro forma Net Income (c)	$0.42	$0.48	$0.47

Dividends per share (b)	$0.40	$0.40	$0.36

Weighted Average Common
Shares used for determining (b)
Basic EPS	122,352,435	121,783,843	121,420,046
Diluted EPS (d)	127,932,129	125,474,349	124,295,459

(a) The three months ended December 31, 2011 included a $6.5 million increase in a disposition reserve.

(b) EPS, dividends per share and weighted average common shares for the three months ended March 31, 2011 have been adjusted to reflect the August 2011 3-for-2 stock split.

(c) Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

(d) The increase in dilutive shares for the three months ended March 31, 2012 is primarily due to the potential impact of the Senior Exchangeable Notes due in 2012 and 2015.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
March 31, 2012 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$236.6	$78.6
Other current assets	261.5	265.8
Timber and timberlands, net of depletion and amortization	1,504.3	1,503.7
Property, plant and equipment	1,679.3	1,619.2
Less - accumulated depreciation	(1,157.3)	(1,157.6)
Net property, plant and equipment	522.0	461.6
Investment in New Zealand JV	74.4	69.2
Other assets	195.1	190.4
	$2,793.9	$2,569.3
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$50.5	$28.1
Other current liabilities	182.6	150.1
Long-term debt	973.7	819.2
Non-current liabilities for dispositions and discontinued operations	79.2	80.9
Other non-current liabilities	165.5	167.9
Shareholders' equity	1,342.4	1,323.1
	$2,793.9	$2,569.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2012	2011
Cash provided by operating activities:
Net income	$53.4	$58.4
Depreciation, depletion, amortization	31.2	31.9
Non-cash basis of real estate sold	1.4	0.3
Other items to reconcile net income to cash provided by operating activities	14.0	11.6
Changes in working capital and other assets and liabilities	11.4	13.5
	111.4	115.7
Cash used for investing activities:
Capital expenditures	(42.1)	(34.8)
Purchase of timberlands	(8.7)	(2.9)
Jesup mill cellulose specialties expansion (gross purchases of $41.1, net of purchases on account of $15.1)	(26.0)	—
Change in restricted cash	(5.6)	—
Other	8.7	6.9
	(73.7)	(30.8)
Cash provided by (used for) financing activities:
Changes in debt, net of issuance costs	171.4	(75.0)
Dividends paid	(49.2)	(44.0)
Issuance of common shares	2.1	5.4
Repurchase of common shares	(7.8)	(7.8)
Excess tax benefits on stock-based compensation	3.9	4.0
	120.4	(117.4)
Effect of exchange rate changes on cash	(0.1)	0.1
Cash and cash equivalents:
Change in cash and cash equivalents	158.0	(32.4)
Balance, beginning of year	78.6	349.5
Balance, end of period	$236.6	$317.1

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
March 31, 2012 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Sales
Forest Resources	$52.2	$52.5	$48.2
Real Estate	12.6	12.6	13.5
Performance Fibers
Cellulose specialties	212.1	230.3	194.0
Absorbent materials	38.8	50.5	57.2
Total Performance Fibers	250.9	280.8	251.2
Wood Products	19.2	17.4	15.8
Other Operations	21.1	26.7	30.4
Intersegment Eliminations	(0.2)	(1.6)	(1.4)
Total sales	$355.8	$388.4	$357.7

Pro forma operating income/(loss)
Forest Resources	$8.0	$13.5	$11.1
Real Estate	6.5	6.9	7.4
Performance Fibers	80.6	76.5	75.7
Wood Products	0.9	(1.1)	0.5
Other Operations	(0.9)	0.5	0.7
Corporate and other (a)	(11.1)	(8.5)	(7.8)
Pro forma operating income	$84.0	$87.8	$87.6

(a) For the three months ended December 31, 2011, Corporate and other excluded a $6.5 million increase in a disposition reserve.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2012 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended
	March 31,	March 31,
	2012	2011
Cash provided by operating activities	$111.4	$115.7
Capital expenditures (b)	(42.1)	(34.8)
Change in committed cash	4.6	(1.2)
Excess tax benefits on stock-based compensation	3.9	4.0
Other	8.8	4.1
Cash Available for Distribution	$86.6	$87.8

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the three months ended March 31, 2012, strategic capital totaled $41.1 million for the Jesup mill cellulose specialties expansion and $8.7 million for timberland acquisitions. For the three months ended March 31, 2011, strategic capital totaled $2.9 million for timberland acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2011
		Per Diluted Share
	$
Operating Income	$81.3
Increase in disposition reserve	6.5
Pro forma Operating Income	$87.8

Net Income	$56.2	$0.45
Increase in disposition reserve, net of tax	4.1	0.03
Pro forma Net Income	$60.3	$0.48

D